Exhibit 10.1
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

MANUFACTURING SUPPLY AGREEMENT
This Manufacturing Supply Agreement (the “Agreement”), dated as of November 8, 2023 (the “Effective Date”), is entered into by and between Arcutis Biotherapeutics, Inc., a Delaware corporation having its principal place of business at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361 (“Customer”), and Bora Pharmaceuticals Services Inc., an Ontario corporation, having its principal place of business at 7333 Mississauga Road, Mississauga, ON L5N 6L4 Canada (“Manufacturer”, and together with Customer, the “Parties”, and each, a “Party”).

WHEREAS, Manufacturer is a manufacturer specializing in complex oral solid dosage, liquid and semi-solid pharmaceutical products for late-phase clinical through commercial manufacturing and packaging;
WHEREAS, Customer wishes to purchase certain Products (as defined below) from Manufacturer; and
WHEREAS, Manufacturer desires to manufacture and sell the Products to Customer.
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. Capitalized terms have the meanings set forth or referred to in this Section 1.
“Acknowledgment” has the meaning set forth in Section 3.3.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“API” means the active pharmaceutical ingredient or compound identified on and having the chemical composition set forth in Schedule 1 attached hereto, that is contained in the Products.
“Applicable Law” means all laws, ordinances, rules, rulings, directives and regulations of any Governmental Authority that apply to the development, manufacture, supply or commercialization of any Products or the other activities contemplated under this Agreement, including (i) all applicable federal, state and local laws, rules and regulations; (ii) the FFDCA, as amended, and regulations promulgated thereunder; (iii) regulations and guidelines of the FDA and other Regulatory Authorities, including cGMPs; and (iv) any applicable non-U.S. equivalents of any of the foregoing, including guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (as amended from time to time).1

“Background Intellectual Property” means any Intellectual Property Rights either (i) owned or (ii) controlled by a Party prior to the Effective Date.
“Basic Purchase Order Terms” means, collectively, any one or more of the following terms specified by Customer in a Purchase Order pursuant to Section 3.2: (a) a list of the Products to be purchased; (b) the quantity of each of the Products ordered; (c) the Requested Delivery Date; (d) the unit Price for each of the Products to be purchased; (e) the billing address; and (f) the Delivery Location. For the avoidance of doubt, the term “Basic Purchase Order Terms” does not include any general terms or conditions of any Purchase Order.
“Batch” means [***] production lot of a Product as provided in Schedule 2.
“Breach” has the meaning set forth in Section 16.15.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the US or Canada are authorized or required by Law to be closed for business.
“cGMPs” means the then-current good manufacturing practices applicable to the manufacture of pharmaceutical products for human use as promulgated in U.S. C.F.R. (Title 21, Parts 210-211) and European Community Guide to Good Manufacturing Practices.
“Change Control Request” or “CCR” means the primary record in which the overall details of a change are captured and monitored.
“Change of Control” means, with respect to either Party, (a) a merger (including a reverse triangular merger), consolidation, share exchange or other similar transaction (excluding a financing round) involving a Party and any Third Party which results in the holders of the outstanding voting securities of the relevant Party or any of its Affiliates that controls such Party directly or indirectly, immediately before such merger, consolidation, share exchange or other similar transaction, ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction, or (b) the acquisition by a Third Party, or a group of Third Parties acting in concert, of more than fifty percent (50%) of the outstanding voting equity securities of that Party or any Affiliate that controls such Party directly or indirectly immediately before such acquisition. For the purpose of this definition of Change of Control, the term “group” includes any group acting for the purpose of acquiring, holding, or disposing of securities within the meaning of the relevant laws of the jurisdiction of the relevant Party. The acquiring or combining Third Party in either of (a) or (b), and any of such Third Party’s Affiliates (whether in existence as of or at any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates the acquired Party controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.
“Change Order” has the meaning set forth in Section3.4.
“Confidential Information” has the meaning set forth in Section 13.1.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.
“Customer” has the meaning set forth in the preamble to this Agreement.
“Customer Contracts” means all contracts or agreements to which Customer is a party or to which any of its material assets are bound.
“Customer Indemnified Party” has the meaning set forth in Section 10.2.
“Customer Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Customer.
“Customer Materials” has the meaning set forth in Section 3.5(b).
“Customer New IP” has the meaning set forth in Section 12.2(d).
“Data Security Program” has the meaning set forth in Section 16.15.
“Defective” means not conforming to the Product Warranty under Section 9.3.
“Defective Products” means Products shipped by Manufacturer to Customer pursuant to this Agreement that are Defective.
“Delivery Location” means the street address of Manufacturer’s manufacturing facility or designated warehouse for the Product to be delivered Ex Works (EXW Incoterms 2020) as specified in the applicable Purchase Order.
“Disclosing Party” has the meaning set forth in Section 13.1.
“Dispute” has the meaning set forth in Section 16.17.
“Dispute Notice” has the meaning set forth in Section 16.17.
“Effective Date” means the date first set forth above.
“EMA” means the European Medicines Agency or any successor organization thereto.
“FDA” means the US Food and Drug Administration or any successor organization thereto.
“FFDCA” means the US Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended.
“Firm Commitment” has the meaning set forth in Section 3.1.
“Force Majeure Event” has the meaning set forth in Section 16.22.
“Forecast” means, with respect to any specified time period, a good faith projection or estimate of Customer’s requirements for Products during each month during the period, which approximates, as nearly as possible, based on information available at the time to Customer, the quantity of Products that Customer may order for each such month.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental Regulatory Authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.
“HPFB” means the Canadian government’s Health Products and Food Branch of Health Canada or any successor organization thereto.
“Initial Term” has the meaning set forth in Section 6.1.
“Inspection Period” has the meaning set forth in Section 4.5(c).
“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) know how and manufacturing processes; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.
“Laboratory” has the meaning set forth in Section 4.5(f).
“Late Delivery” has the meaning set forth in Section 4.3.
“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, other requirement or rule of law of any Governmental Authority.
“Losses” has the meaning set forth in Section 10.1.
“Manufacturer” has the meaning set forth in the preamble to this Agreement.
“Manufacturer Contracts” means all contracts or agreements to which Manufacturer is a party or to which any of its material assets are bound.
“Manufacturer Indemnified Party” has the meaning set forth in Section 10.1.

“Manufacturer’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Manufacturer and existing as of the Effective Date.
“Manufacturer Materials” has the meaning set forth in Section 3.5(b).
“Manufacturer Tooling” has the meaning set forth in Section 14.
“Nonconforming Products” means any Products received by Customer from Manufacturer pursuant to a Purchase Order that: (a) do not conform to the listed Products in the applicable Purchase Order; (b) do not fully conform to the Specifications; or (c) exceed the quantity of Products ordered by Customer pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Products are deemed to be Products for purposes of this Agreement.
“Notice” has the meaning set forth in Section 16.4.
“Party” has the meaning set forth in the preamble to this Agreement.
“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).
“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.
“Personnel” of a Party means any agents, directors, officers, employees, temporary workers, contractors or subcontractors engaged or appointed by such Party.
“Pharmacovigilance Agreement” has the meaning set forth in Section 2.4.
“Prices” has the meaning set forth in Section 5.1.
“Product” means the products identified on Schedule 2 and described in the Specifications.
“Product Warranty” has the meaning set forth in Section 9.3.
“Scope of Work (SOW)” means a precise and detailed plan that is mutually agreed and executed by Manufacturer and Customer which carefully describes the nature and scope of additional services to be rendered, additional products to be delivered, and fees to be charged, including the relevant specifications therefor. Project Protocols are generated for activities not included in the manufacturing and material fees, including, but not limited to, the services rendered under Section 3.5 (c).
“Protected Data” has the meaning set forth in Section 16.15.
“Purchase Order” means Customer’s firm and written purchase order issued to Manufacturer hereunder, including all terms and conditions attached to, or incorporated into, such purchase order, and any Release issued by Customer to Manufacturer under the Purchase

Order. For the avoidance of doubt, any references to Purchase Orders hereunder also include any applicable Releases.
“Quality Agreement” has the meaning set forth in Section 2.4.
“Recall” means any correction or removal of, field action, or customer notification or communication with respect to, a Product manufactured by Manufacturer, marketed, sold, or distributed by Customer or its Affiliates that is initiated (a) at the direction of the FDA or other Regulatory Authority, or (b) voluntarily by Customer, its Affiliates or Manufacturer to reduce a risk to health posed by such device or to remedy a violation of the FFDCA caused by the Product which may present a risk to health.
“Receiving Party” has the meaning set forth in Section 13.1.
“Recipients” has the meaning set forth in Section 13.2(c).
“Regulatory Authority” means any and all supranational, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity having jurisdiction over either (a) any of the activities contemplated by this Agreement or a Purchase Order; or (b) any of the Parties, including the FDA, EMA and HPFB.
“Rejected Products” has the meaning set forth in Section 4.5(c).
“Release” means a document issued by Customer to Manufacturer pursuant to a Purchase Order that identifies the quantities of Products constituting Customer’s requirements (if such quantities are not specified in the original Purchase Order) and the Delivery Locations and Requested Delivery Dates for such Products.
“Renewal Term” has the meaning set forth in Section 6.2.
“Representatives” means a Party’s Affiliates and each of their respective Personnel, partners, shareholders, attorneys, third party advisors, successors and permitted assigns.
“Requested Delivery Date” means the requested delivery date for Products ordered hereunder that is set forth in a binding Purchase Order, which must be a Business Day no less than [***] days following delivery of the applicable Purchase Order to Manufacturer. Shorter lead times may be accommodated by Manufacturer if and when possible, as determined in the sole discretion of the Manufacturer.
“Safety Data Sheet” or “SDS” means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the Occupational Safety & Health Administration, Department of Labor of the US or any successor entity thereto or any applicable non-US equivalents of any of the foregoing.
“Second Source Supplier” has the meaning set forth in Section 3.5(b).
“Specifications” means the specifications for the Products attached hereto as Schedule 2.
“Standard Operating Procedures” or “SOPs” means Manufacturer’s detailed, written instructions to achieve uniformity of the performance of a specific process; the instructions usually cover more than one task or area covered by cGMP regulations.

“Taxes” means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.
“Term” has the meaning set forth in Section 6.2.
“Territory” means any province or territory where the Product is or is intended to be sold for commercial distribution by Customer.
“Tooling” means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Manufacturer in connection with its manufacture and sale of the Products, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.
“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.
“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.
“US” means the United States of America.
“Warranty Period” has the meaning set forth in Section 9.3(b).
2.Purchase and Sale of Products.
2.1Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Customer shall purchase from Manufacturer, and Manufacturer shall manufacture and sell to Customer, on a non-exclusive basis, the Products to be sold or distributed within the Territory. Schedule 2 contains a description of the Products to be manufactured and sold hereunder; and Schedule 3 contains the purchase Price for each of the Products. The Parties shall, from time to time, subject to Section 5.1, amend Schedule 3 to reflect any agreed revisions to any of the terms described in the foregoing clauses (a) and (b); provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.
2.2Terms of Agreement Prevail Over Customer’s Purchase Order. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and the Basic Purchase Order Terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties’ respective rights and obligations with respect to the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Without limitation of the foregoing, any additional, contrary or different terms contained in any Purchase Order or other request or communication by Customer pertaining to the sale of Products by Manufacturer, and any attempt to modify, supersede, supplement or otherwise alter this Agreement, will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties in compliance with Section 3.5 and 16.8.
2.3Right to Manufacture and Sell Products. This Agreement does not limit Manufacturer’s right to manufacture or sell, or preclude Manufacturer from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, goods or products; provided, however, that Manufacturer, shall not, during the Term, manufacture or sell within the Territory any finished dermatological pharmaceutical products that contain Roflumilast as an active pharmaceutical ingredient. Notwithstanding the foregoing, Manufacturer shall protect Customer’s intellectual property and Trade Secrets and Intellectual Property Rights as provided for in this Agreement.
2.4Quality Agreement and Pharmacovigilance Agreement. Customer and Manufacturer shall enter into a quality agreement, simultaneously with the execution hereof relating to the Products (“Quality Agreement”). The Parties shall also enter into a pharmacovigilance agreement which shall include provisions and conditions that are customarily contained in such an agreement (“Pharmacovigilance Agreement”). Such Agreements shall define the responsibilities of the Parties with respect to the manufacturing and testing of Product(s) as noted herein and ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party to comply with Applicable Laws, including any local regulatory requirements. In the event of a conflict between the terms of this Agreement and the terms of the Quality Agreement and/or Pharmacovigilance Agreement, the Quality Agreement will control with respect to quality matters, the Pharmacovigilance Agreement will control with respect to pharmacovigilance matters, and this Agreement will control with respect to all other matters.
2.5Materials Testing. For each lot of Customer Materials (as defined below) provided to Manufacturer, Manufacturer shall perform the quality control and inspection tests as set forth in the Specifications unless Customer has made arrangements in writing to supply pre-approved material.
2.6Safety Data Sheets. Prior to Manufacturer’s receipt and testing of any materials components or finished Products, and as a condition precedent of any testing or formulation work by Manufacturer pursuant to this Agreement, Customer shall provide Manufacturer with Certificates of Analysis and SDS for any Customer Materials or any materials supplied by Customer, as well as any finished Products and any components to be supplied by Customer which are necessary for the manufacture of Products. Any materials, components or Products requiring disposal shall be presumed hazardous unless otherwise provided in the SDS information provided.
2.7Regulatory Inspection. Manufacturer shall notify Customer, in accordance with the Quality Agreement, if an authorized agent of the FDA, EMA or other Regulatory Authority or Governmental Authority visits Manufacturer’s manufacturing facility and requests or requires information or changes which specifically pertain to Customer Products, and shall provide

Customer with a copy of any written document received from such Regulatory Authority or Governmental Authority as it relates to such Product, appropriately redacted to account for Manufacturer’s confidentiality rights and obligations. To the extent legally permissible and practicable, Customer may have not more than two (2) designees to be present at those inspections or document productions, available for questions regarding any such Product, but not take part in directly or communicate directly with the Regulatory Authorities or Governmental Authorities concerning any matters arising in connection with those inspections and/or document productions.
2.8Regulatory Communications & Filings. Customer agrees to, prior to submitting the following to the applicable Regulatory Authority for approval, provide Manufacturer with copies of any sections of any New Drug Applications, or other regulatory filings and Regulatory Authority correspondence applicable to Products manufactured or tested by Manufacturer, and copies of any changes in or updates to the same as they, from time to time, hereafter occur, so the Manufacturer can confirm information pertaining to its manufacturing facility is accurate.
2.9Access to Manufacturer’s Facilities. During the Term, at its own costs and expenses, Customer shall have access to the portion of Manufacturer’s facilities where Manufacturer performs manufacture of the Products at a mutually agreeable date and time during the Manufacturer’s regular business hours, in each case for the sole purpose of auditing Manufacturer’s compliance with cGMP, the terms of this Agreement or any applicable Purchase Order, and the Applicable Law in the manufacture of Products hereunder, in accordance with the Quality Agreement. Such access shall in no way give Customer the right to any of Manufacturer’s confidential or proprietary information and the audits shall be designed to not interfere with the normal operations at the Manufacturer’s manufacturing facility. Furthermore, such audits shall normally be limited in frequency to [***] ([***]) each calendar year for [***] ([***]) days and limited to a maximum number of [***] ([***]), or more than [***] ([***]) if deemed necessary by both Parties, duly-authorized employees, agents or representatives of Customer who are subject to written obligations of confidentiality and non-use at least as protective of Manufacturer and Manufacturer’s Confidential Information as the terms of this Agreement. Customer has the right to conduct additional audits on a “for cause” basis if (a) any applicable Regulatory Authority asserts that Manufacturer has failed to comply with any applicable regulatory standard in connection with the manufacture of any Product; (b) a Regulatory Authority orders or requires a Recall; or (c) an audit during a certain calendar year reveals a material issue for Manufacturer’s non-compliance with its obligation with respect to the Product under this Agreement; provided that: (x) such audit shall be limited to such portions of the manufacturing facility that relate to any non-compliance by the Manufacturer or the manufacturing of such Product that is subject to Recall, (y) such audit shall be conducted within the mutually agreeable date and time during Manufacturer’s normal business hours, and (z) the relevant costs and expenses shall be borne by the Customer. Independent and distinct from abovementioned entries in this Section 2.9, Customer shall be allowed to have at least [***] ([***]) Customer employees on site at Manufacturer’s manufacturing facility for [***] each calendar year to conduct End of Year inventory count and reconciliation.
2.10Person in Plant. At all times during the Term, with Manufacturer’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Customer shall be allowed to have Representatives on site at Manufacturer’s manufacturing facility (including adequate temporary desk space and other reasonable resources available to these Representatives during the periods they are at the applicable manufacturing facility) and access to all applicable portions of the applicable manufacturing facility, and all associated records, for the purpose of observing, reporting on, and consulting as to any manufacturing activities hereunder, and separate and distinct from objectives set forth in sections 2.7 and 2.9.
3.Ordering Procedure and Inventory Management.
3.1Forecasts of Customer’s Requirements. On or before the Effective Date, Customer shall provide to Manufacturer a Forecast for the [***]-month ([***]) period following the month in which such Forecast is provided. Such Forecast shall be updated by Customer [***] on or before [***] on a rolling [***] ([***]) month basis after the first Forecast submitted to the Manufacturer. It is understood and agreed that with respect to all Forecasts issued to Manufacturer by Customer pursuant to the terms hereof, the Forecast for the first [***] ([***]) months thereof shall constitute a binding and firm order for the quantities of Products specified therein, to the extent not the subject of a previous firm order, regardless of receipt of Customer’s actual Purchase Order (“Firm Commitment”) and the following [***] ([***]) months of the Forecast shall be non-binding, good faith estimates. The Customer agrees that the Manufacturer can purchase raw materials for the non-binding part of the forecast up to [***] ([***]) months in advance or longer if needed to meet the forecast.
3.2Purchase Orders. On or before [***] and concurrent with the submission of each Forecast, Customer shall issue to Manufacturer a binding and non-cancelable Purchase Order (containing applicable Basic Purchase Order Terms that are consistent with the terms of this Agreement) for the first chronological month of the then applicable Firm Commitment, in written form, via e-mail. The minimum size of any Purchase Order for a Product shall match the Forecast in the Firm Commitment. The maximum quantities ordered will be no more than [***] percent ([***]%) in excess of the forecast for the applicable Firm Commitment for a Product, provided that Bora shall use its commercially reasonable efforts, but shall be under no obligation, to supply Product more than [***] percent ([***]%) in excess of the applicable Firm Commitment. By issuing a Purchase Order to Manufacturer, Customer makes an offer to purchase Products pursuant to the terms and conditions of this Agreement and the Basic Purchase Order Terms contained in such Purchase Order, and on no other terms. Customer shall be obligated to purchase from Manufacturer quantities of Products specified in a Purchase Order (including any related Release).
3.3Acceptance, Rejection and Cancellation of Purchase Orders. Within [***] ([***]) Business Days following receipt of a Purchase Order, Manufacturer shall issue a written acknowledgment (“Acknowledgment”) that it accepts or rejects such Purchase Order which may be given via e-mail or by delivering the applicable Products to Customer, whichever occurs first. Each acceptance Acknowledgment shall either confirm the Requested Delivery Date set forth in the Purchase Order or set forth a reasonable alternative delivery date. Manufacturer may reject a Purchase Order or cancel a previously accepted Purchase Order by providing written notice to Customer specifying the applicable date of rejection or cancellation only for reasons: (I) constituting a Force Majeure Event; or (ii) for the failure of such Purchase Order to comply with the provisions of this Agreement, including if such Purchase Order exceeds the forecast for the applicable Firm Commitment for a Product by more than [***]%. In the event that Manufacturer does not issue an Acknowledgement in writing within [***] ([***]) Business Days after its receipt of the Purchase Order delivered by Customer, the Purchase Order shall be deemed accepted by the Manufacturer.
3.4Changes in Purchase Order. Purchase Orders may be amended in volume only by mutual agreement of the Parties on a written change order (“Change Order”) submitted to Manufacturer at least [***] ([***]) calendar days prior to the Requested Delivery Date (or a reasonable alternative delivery date proposed in the Acknowledgement, if applicable) with respect to such Product; provided, however, that Manufacturer shall exercise its commercially reasonable efforts, but shall be under no obligation, to comply with proposed amendments to Purchase Orders that Customer may request after sending a Purchase Order to Manufacturer. In the event that Manufacturer is requested or required to supply Product in addition to that which are specifically set forth in the applicable Purchase Order, any such additional Product and payment must be mutually agreed upon by authorized representatives of the Parties in writing prior to the provision of such services or the incurring of any costs relating thereto; provided, however, that if a specific quantity of Product is to be supplied hereunder, costs incident to any increase in the quantity of Product shall be [***]. Customer’s liability to Manufacturer for any modification or cancellation under this Section 3.4 shall be limited to [***]. For clarity, any change to the Specification will be made as set forth in Section 3.6.
3.5Inventory Management.
(a)Make and Ship. All manufactured Products are considered make and ship. This means Manufacturer will be ready for delivery within [***] ([***]) business days of quality control release. Inventories will be tendered for delivery Ex Works (Incoterms 2020) according to Customer’s Requested Delivery Date as specified per their Purchase Orders (or a reasonable alternative delivery date proposed in the Acknowledgement, if applicable). Manufacturer agrees to hold inventory of finished Product on site for up to [***] ([***]) days beyond completion of production (“Holding Period”) unless otherwise agreed to in writing by the Parties. Holding of finished Products by Manufacturer may be extended on a case by case basis only if agreed by both Parties in writing at a rate of [***] US Dollars ($[***] USD) per pallet per month, however, at no time is Manufacturer obligated to agree to any extended holding of inventory request by Customer.
(b)Raw Materials. Each Statement of Work shall set forth any material to be supplied by Customer to Manufacturer for the manufacture and supply of Products thereunder (“Customer Materials”). Such Customer Materials may include API, excipients, investigational drug product, comparators and other materials and information. Customer shall, at Customer’s cost and expense, provide Manufacturer with such Customer Materials at a minimum of [***] days prior to Manufacturer’s scheduled start date of production of Products, which shall be notified to the Customer in Acknowledgement issued by the Manufacturer, requiring said Customer Materials and in sufficient amounts for Manufacturer’s manufacture of Products but not to exceed quantities necessary to support [***] months of the most recently supplied Forecast. The Parties acknowledge and agree that title to the API that Customer supplies shall at all times belong to and remain with Customer. Manufacturer shall not grant, nor permit any creditor or other Third Party to acquire any security interest, lien, or other encumbrance in the API supplied by Customer. Manufacturer agrees that any API received by Manufacturer shall only be used by Manufacturer to manufacture and test the Products. The risk of loss, delay, or damage in transit shall be with Customer from and after delivery to Manufacturer’s designated carrier at Manufacturer’s manufacturing facility. Manufacturer will at all times take measures as are required to protect the API, Customer Materials, and any work in process from risk of loss or damage at all stages of the manufacture. In the event that Manufacturer detects a nonconformity with API Specifications, Manufacturer shall give Customer prompt oral and written notice of such nonconformity. Customer Materials shall be shipped to Manufacturer CIP (Incoterms 2020). In the event Customer ships or causes to ship such Customer Materials freight collect, Manufacturer shall invoice Customer for the cost of the freight plus a reasonable administrative fee. The undisputed amounts set forth in each invoice will be due and payable by Customer within [***] ([***]) days of receipt of such invoice. Manufacturer will not be responsible for delays arising from the failure of Customer to provide Customer Materials and co-operation to Manufacturer in a timely manner. Under such event, Manufacturer will use its commercially reasonable efforts, but shall be under no obligation, to meet the agreed upon timeline. Should the occasion arise, Manufacturer will use commercially reasonable efforts to attempt to limit the effect of such delays on services and will inform Customer of the delays and their impact to the timeline. Manufacturer, relying upon the Firm Commitment submitted by the Customer, will maintain the mutually agreed amount of raw materials, including Manufacturer Materials, in stock to ensure that Manufacturer has reasonably sufficient inventory to manufacture the Products. Manufacturer warrants that, during the Term, it will maintain, for the benefit of Customer, complete and accurate records of the inventory of all such Customer Materials. Upon the Customer’s request, Manufacturer will provide to Customer a monthly report of the ending monthly inventory balance of all Customer Materials stored by Manufacturer. Except with respect to Customer Materials, Manufacturer shall supply, at its cost, all raw materials to be used in the manufacture of the Products (“Manufacturer Materials”). Manufacturer shall comply with all lead times and minimums set forth in the applicable Purchase Order and/or Specifications for all raw materials other than Customer Supplied Materials for production of a Batch of Products. Promptly after each of (i) the Effective Date of this Agreement and (ii) entry into any new Purchase Order where any new Manufacturer Materials not used before such new Purchase Order is required, Manufacturer, where feasible,shall identify, qualify and contract with at least one additional third party supplier of each Manufacturer Material (each, a “Second Source Supplier”), subject to the terms of this Section 3.5(b). Manufacturer shall consult with Customer in the identification and engagement of each Second Source Supplier and shall obtain Customer’s prior written consent before utilizing any Manufacturer Materials provided by any Second Source Supplier in the Products.
(c)Manufacturer agrees (a) to account for all Customer Materials, (b) not to provide Customer Materials to any third party (including permitted subcontractors) without the express prior written consent of Customer, (c) not to use Customer Materials for any purpose other than conducting the services under the applicable Purchase Order, and (d) to destroy or return to Customer all unused quantities of Customer Materials at Customer’s own costs and expenses according to Customer’s written directions. Further, Manufacturer agrees not to analyze, characterize, modify or reverse engineer any Customer Materials or take any action to determine the structure or composition of any Customer Materials unless and to the extent required under the applicable Purchase Order or if required for conducting root cause analysis for Defective Products. The information contained in such Customer Materials shall form part of Customer Intellectual Property and shall be Customer’s Confidential Information.
(d)Storage Fees. If Customer fails to take delivery of any Product before the expiration of the Holding Period, Manufacturer shall store such Product as Customer’s agent, and storage fees will be charged by Manufacturer, at a rate of [***] US Dollars ($[***] USD) per pallet per month after inventory for Customer has been stored for a period of [***] ([***]) days pursuant to Section 3.4(a). The storage fees shall be invoiced on the [***]. For each such Batch of stored Product, Customer agrees that: (a) Customer has made a fixed commitment to purchase such Product, (b) title and risk of loss for such Product pass to Customer upon the Requested Delivery Date (or a reasonable alternative delivery date proposed in the Acknowledgement, if applicable), (c) such Product shall be on a bill and hold basis for legitimate business purposes, (d) Customer will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Manufacturer’s control. Within [***] ([***]) Business Days following a written request from the Manufacturer, the Customer shall provide Manufacturer with a letter confirming items (a) through (d) of this Section for each Batch of stored Product.
3.6Changes to Process or Products.
(a)Changes by Customer. If Customer changes Specifications of the Products at any time after the initial order is placed or the order is started in production based on Firm Commitment, and Manufacturer agrees such change is reasonable with regard to Products manufacture; (i) such change shall be incorporated within the Specifications via a written CCR reviewed and agreed upon in writing by both Manufacturer and Customer; (ii) the Parties shall adjust the total Prices of Products and amend Schedule 3 accordingly, if there are increases or decreases in any Manufacturer Materials or any chemical and component costs greater than [***] percent ([***]%), of which Manufacturer shall give Customer [***] ([***]) days’ notice of the effective date of such increase or decrease; and (iii) Customer shall pay Manufacturer for the costs associated with such change including, but not limited to, any additional development or validation studies required, charged at Manufacturer’s then-prevailing R&D rates. Customer will be responsible for any reasonable fees resulting from changes to the scope of work outlined in the Purchase Order; however, Customer must approve changes to the budget in writing prior to initiating new work or incurring additional fees. In avoidance of doubt, no change in the CCR shall be implemented by Manufacturer until the Parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change. No revisions to the Specifications that would affect the manufacture of a Product shall be submitted to any Regulatory Authorities unless approved by all Parties in writing.
(b)Changes by Manufacturer. Manufacturer agrees that any changes to the Products developed by Manufacturer, which may be incorporated into the Products shall require the written approval of Customer via a CCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. In avoidance of doubt, no change in the CCR shall be implemented by Manufacturer until the Parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change. It is also agreed that any filings with any Regulatory Authority necessitated by any such change shall be the sole responsibility of the Customer.
(c)Changes or Fees by Regulatory Authorities. The Parties agree that any changes required by a Regulatory Authority, shall be incorporated into the Products as evidenced by the written approval of Customer via a CCR prior to such incorporation. Customer will be responsible for any actual or potential additional Products costs, fees or expenses, such as regulatory user fees, serialization fees or similar such items, and Manufacturer will be responsible for any actual or potential additional costs, fees or expenses for changes to manufacturing process or equipment caused by Manufacturer. At the time of such incorporation, such changes shall become part of the Specifications. If Manufacturer is required by Regulatory Authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new material and finished Products assay procedures with respect to Products in order to continue to engage in the manufacture of said Products for Customer, such studies shall be agreed to by the Parties and set forth in a new Project Protocol. In the event the Parties are unable to reach agreement with respect to such Project Protocol, then Manufacturer shall be under no obligation to perform such studies or otherwise continue the manufacture of the Products affected by said regulation. Any costs to Manufacturer resulting from the operation of this Section 3.6(c) shall be reimbursed by Customer by way of adjustments to the manufacturing fee, materials fee or via an annual charge.
(d)Obsolete Inventory. Any Customer-specific inventory relating to Products, including, but not limited to, materials, expired materials, work-in-process, waste by-products, testing supplies, stability samples, work-in-process, and any Products or finished Product rendered obsolete as a result of formula, artwork, or labeling or packaging changes requested by Customer or by changes required by a Regulatory Authority shall be reimbursed to Manufacturer by Customer at Manufacturer’s Materials fee and unless otherwise instructed by Customer and agreed to by Manufacturer, will be shipped to Customer for destruction by Customer. Customer shall bear [***] percent ([***]%) of all shipping and destruction costs related to said obsolete inventory. Manufacturer shall provide written notification to Customer of its intent to dispose of or store obsolete inventory. If Manufacturer does not receive disposition instructions from Customer within [***] ([***]) days from date of notification, obsolete inventory remaining at Manufacturer’s facilities shall be subject to a deposit covering the standard cost of the obsolete inventory and storage and or destruction fees at Manufacturer’s discretion.
4.1Shipment, Delivery, Acceptance and Inspection. Shipment. Shipment of Products shall be in accordance with Customer instructions, provided that such instructions comply with Applicable Law. Products will be shipped to Delivery Location to be tendered for delivery promptly following Release. Each shipment will constitute a separate sale and Customer shall pay for the Products shipped, in accordance with the payment terms specified in Section 5.3, whether such shipment is in whole or partial fulfillment of a Purchase Order.

4.2Delivery. Unless otherwise expressly agreed to by the Parties in writing, Manufacturer shall deliver the Products to the Delivery Location, in accordance with Customer instructions. All Products shall be bulk or packaged, and labeled appropriately for the intended use, as specified in the applicable Purchase Order, and each shipment shall be accompanied by an appropriate certificate of analysis pursuant to Section 4.5(a). Each shipment shall also contain a traceable Batch number and date of manufacture. All Prices are Ex Works (EXW Incoterms 2020) Mississauga, Canada. Title to, and all costs and risk of loss for or associated with shipment of the Products, shall transfer from Manufacturer to Customer when Manufacturer makes the Products available to Customer at Delivery Location.
4.3Late Delivery. In the event that Manufacturer fails to deliver at least [***] ([***]%) of the quantity of Products set forth in any Purchase Order on or before the date that is [***] ([***]) days after the Requested Delivery Date as specified per applicable confirmed Purchase Orders (or a reasonable alternative delivery date proposed in the Acknowledgement, if applicable) (“Late Delivery”), Customer will issue letter of potential Late Delivery to Manufacturer. In the event that a Late Delivery issue is not rectified within [***] ([***]) days from the Requested Delivery Date as specified per such confirmed Purchase Orders (or a reasonable alternative delivery date proposed in the Acknowledgement, if applicable), Manufacturer shall be considered to be in “Supply Failure” status. Further, in the event of more than [***] ([***]) occasions of Late Delivery occur in [***], Manufacturer shall also be considered to be in Supply Failure. Without limiting its obligations herein, Manufacturer shall, within [***] ([***]) Business Days of becoming aware, inform Customer of any known or anticipated events or conditions that may result in such a Late Delivery or Supply Failure, including but not limited to Force Majeure Events under Section 16.22. In the event of a Late Delivery or Supply Failure, and without limiting any other remedy available to the Customer at law or equity: (i) Manufacturer shall fulfill outstanding Purchase Order(s) with such quantities of Products as are immediately available; and (ii) unless and until such Supply Failure is remedied to Customer’s satisfaction, Customer shall be entitled to source Product from an alternative manufacturing facility (that Manufacturer shall provide non-financial technology transfer assistance to Customer in qualifying) and shall be relieved from its obligations under this Agreement to (x) purchase any quantities of Product subject to any outstanding Purchase Orders or Forecasts and (y) submit any further Purchase Orders or Forecasts.
4.4Transfer of Title and Risk of Loss.
(a)Title to Products shipped under any Purchase Order passes to Customer upon Ex Works (Incoterms 2020) Mississauga, Canada.
(b)Risk of loss to Products shipped under any Purchase Order passes to Customer upon Ex Works (Incoterms 2020) Mississauga, Canada.
4.5Products Testing.
(a)Certificate of Analysis. Manufacturer shall test each Batch of Products purchased pursuant to this Agreement before delivery to Customer to ensure that the Products conform with Specifications, cGMP, and other requirements of Applicable Law. Each certificate of analysis shall set forth the items tested, Specifications and test results for each Batch delivered. Manufacturer shall send one (1) certificate of analysis to Customer at the time of the Release of Products. Extraordinary reporting or documentation, outside of this Agreement, will be delivered to Customer if requested by Customer and agreed in writing by Manufacturer and shall be subject to an additional charge by Manufacturer. In avoidance of doubt, requests for raw data for Specification testing of Products will not be considered extraordinary.
(b)Stability Testing. Manufacturer shall perform its standard stability test program as defined in Manufacturer’s SOPs as separately agreed to for each Products contained herein, with separate charge to Customer if specified as such by applicable Statement of Work. Stability requirements will be defined in a stability protocol with Customer approval. Customer shall receive a copy of the report generated in Manufacturer’s annual review for each Product in Manufacturer’s standard form as long as Manufacturer is continuing to produce such Products for Customer and for as long as Customer’s account is current. If Customer elects to perform its own stability testing on Products, Customer agrees to provide Manufacturer with a copy of the results from such testing on an annual basis.
(c)Rejected Products. Customer shall have the right to reject any Products which fails to meet the Specifications or Applicable Law, in accordance with this Section 4.5(c) (“Rejected Products”). Customer shall, within [***] ([***]) days after its receipt of any shipment of Products and related certificate of analysis of Products (as described in Section 4.5(a) hereof) (“Inspection Period”), notify Manufacturer in writing of Customer’s rejection of the Products (if any), specifying why the Products failed to meet the Specifications or Applicable Law, and any other claim relating to the Rejected Products accompanied with the sample of the alleged Nonconforming Products, if available, supporting analyses or documentation. Customer will be deemed to have accepted Products unless it provides Manufacturer with written Notice of any Nonconforming Products within the Inspection Period. For the avoidance of doubt, any defect in Products rendering Products nonconforming to the Specifications or Applicable Law, or otherwise Defective, that existed at or prior to delivery and was not reasonably discovered by Customer in accordance with its SOPs during Inspection Period (“Latent Defect”) is still a cause of rejection if such Latent Defect is attributable to failure of Manufacturer or its Representatives (including such Affiliates) to (i) follow Manufacturer’s or such Affiliates’ written procedures and SOP applicable to Products and (ii) complete preventative maintenance activities pursuant to Manufacturer’s SOP, provided that, Such Latent Defects should be notified by Customer to Manufacturer within [***] ([***]) Business Days after discovery of the defect but no later than [***] ([***]) days after delivery of the Products. Customer shall grant to Manufacturer the right to inspect, or test Rejected Products. All necessary samples of Rejected Products shall be delivered to Manufacturer and submitted for inspection and evaluation by Manufacturer in accordance with Manufacturer’s SOPs to determine whether or not said Products meet the Specifications.
(d)Replacement of Rejected Products; Responsibility for Costs. Manufacturer shall, in Customer’s sole discretion, either (i) remanufacture such Rejected Products (in an agreed upon Batch order quantity, but in no event less than full Batch increments) with any Customer Materials to be provided by Customer at Customer’s cost, except for the cost incurred due to Manufacturer’s negligence or willful misconduct which shall be paid by Manufacturer, in the case of Products manufacturing services, repackage Products (including any conforming

Customer Materials recovered from the Rejected Products, or otherwise provided by Customer, at Customer’s cost), or (ii) refund Customer for the manufacturing and packaging cost, if applicable, for such Rejected Products. If requested, Manufacturer shall make arrangements with Customer for the return or disposal of Rejected Products; Customer shall ship all Rejected Products to Manufacturer’s facility located at 7333 Mississauga Road, Mississauga, ON L5N 6L4 or to such other location as Manufacturer may instruct Customer in writing, and Manufacturer will reimburse Customer for shipping costs incurred. Manufacturer shall ship to Customer, at Manufacturer’s expense and risk of loss, the repaired or replaced Products to a location designated by Customer. If after Manufacturer requests in writing from Customer direction on how to dispose of Products, materials, equipment, samples or other items (belonging to the Customer) and is unable to obtain a response from Customer within [***] ([***]) days, Manufacturer may dispose of all such items and bill the Customer for such costs.
(e)Upon the completion of all necessary validation Batches in the event Rejected Products fail to comply with the Specification due to Manufacturer’s failure to comply with the applicable written procedures and such failure renders the Products unmarketable, Manufacturer shall bear [***] of the Rejected Products’ manufacturing fees, costs of all materials used in manufacturing, including Customer Materials, Supply Failure reimbursement pursuant to Section 4.3, and costs of destruction. For clarity, if Products are rejected from use of API or other Customer Materials that, at the time of delivery to Manufacturer, fails to conform to Specifications for such API or other Customer Materials for reason not attributable to Manufacturer, then the cause of the nonconformity shall not be deemed to be attributable to Manufacturer, and this Section 4.5 shall not apply. In such event, if Customer still requires repair or replacement of Product, the Customer shall be liable to pay for and supply Customer Materials for both the Batch(es) of such Defective Products and the Batch(es) of replaced or repaired Products Destruction of Rejected Products shall be in accordance with all Applicable Laws.
(f)Resolution of Conflict. If Manufacturer does not agree with Customer’s determination that Products fails to conform to the Specifications, then Manufacturer shall so notify Customer within [***] ([***]) days of receipt of Customer’s Notice of non-conformity with respect to such Products and (if requested) Products sample. In the event of: (i) a conflict between the Parties with respect to the conclusions to be drawn from any test results or, (ii) a difference of opinion between the Parties regarding the rejection of any Batch by Customer with respect to any shipment of Products in such Batch, a sample of such Products Batch shall be submitted by Manufacturer to an independent testing organization, or to a consultant of recognized repute within the US pharmaceutical industry, in either case mutually agreed upon in writing by the Parties (such organization or consultant, the “Laboratory”), the appointment of which shall not be unreasonably withheld or delayed by either Party, for testing against the Specifications utilizing the methods set out in the Specifications. The determination of the Laboratory with respect to all or part of any shipment of Products shall be final and binding on the Parties. The fees and expenses of the Laboratory testing shall be borne entirely by: (i) Manufacturer, if the Laboratory determines that Manufacturer is attributable for the nonconformity, (ii) shared equally by the Parties if the Laboratory is unable to make a final determination as to the cause of the nonconformity, and (iii) Customer, in all other circumstances.

4.6Packaging and Labeling. Manufacturer shall properly pack, mark and tender for delivery and provide Customer with relevant documentation showing the Purchase Order number, Manufacturer’s identification number for the subject Products, the quantity of pieces in shipment, the number of cartons or containers in shipment, and the Manufacturer’s name.
4.7Limited Right of Return. Except as provided under Section 4.5 and Section 9.4, Customer has no right to return Products shipped to Customer pursuant to this Agreement.
5.Price; Payment.
5.1Price. Customer shall purchase the Products from Manufacturer at the prices set forth on Schedule 3 attached hereto (“Prices”) and as modified below.
(a)During the Term of this Agreement, Manufacturer shall charge Customer those Prices for as set forth in Schedule 3 attached hereto and made a part hereof, subject only to changes, if applicable, pursuant to Section 3.6 and Section 5.1 (b).
(b)Prices of the Products are subject to review of all Product Specifications, price for Manufacturer Materials, relevant chemical or component, labor cost, feasibility studies and reports, and post regulatory approval process validation on an annual basis. Upon such review and revision, Manufacturer may propose increase or decrease of Manufacturer’s Prices to match the actual changes incurred by Manufacturer. In addition, the Parties hereto agree that increases to the Prices shall be negotiated, in good faith, [***]. If the Parties are unable to agree on a re-negotiated price at least [***] ([***]) days prior to the start of a new calendar year, then this Agreement, effective [***], shall continue in full force and effect with prices being adjusted to reflect the percentage change in the most recently published monthly Producer Price Index: Pharmaceutical Preparation Manufacturing (PCU325412) issued by the Bureau of Labor Statistics, US Department of Labor, or comparable successor index, in July of the preceding year as compared to the same month of the year prior thereto until such time as to when price negotiation can be completed.
5.2Manufacturer may provide the additional services (including, but not limited to, technology transfer service for moving the processing and/or packaging of the Product from Customer’s previous manufacturer to Manufacturer’s manufacturing site) not specified in this Agreement as requested by the Customer and agreed by executed Project Protocol. The fees for such additional services is otherwise subject to mutual consent of the Parties. For clarity purposes, services related to storage and maintenance/administration of Retain Samples shall be regarded as additional services of which the relevant expenses and costs shall be borne by Customer and charged in accordance with Section 5.3. For used herein, “Retain Samples” shall mean samples retained by Manufacturer for each manufactured Batch of Product released to Customer for further analysis or testing purposes (including, but not limited to, annual inspection and stability test).
5.3Payment Terms. Manufacturer shall invoice Customer immediately upon release of the Product for the applicable Price for the Product as set forth in the applicable Purchase Order. Manufacturer may also issue an invoice to Customer for the other amount receivable under this Agreement or any Product Protocol. Each such invoice shall state the Purchase Order number, Product name, the quantity of the Product contained in the shipment in question, Price per unit, and the total amount to be paid by Customer. Manufacturer will send all invoices to Customer via email to [***]. The payment terms are [***] days from the date the invoice is sent to Customer, ex-works Mississauga, Canada. Customer shall pay to Manufacturer all undisputed invoiced amounts within [***] ([***]) days from the date of such invoice without any offset or deduction of any nature whatsoever. Customer will be charged [***]% interest per annum on any payments exceeding [***] days unless in accordance with Section 5.4.
5.4Invoice Disputes. Customer shall notify Manufacturer in writing of any Dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the Dispute) within [***] ([***]) Business Days from the date of such invoice. In the event the quantity of the Product shipped is greater or less than the quantity reflected in Manufacturer’s invoice for such shipment, the amount of such invoice automatically shall be increased or reduced, as the case may be, to reflect the actual quantity of the Product contained in such shipment unless Manufacturer disputes such notice. If the quantity of Product shipped is greater than the amount of Product ordered by Customer , Customer may return such excess amount to Manufacturer in accordance with Section 4.5 (c), at Manufacturer’s expense, and pay only for the amount of Product ordered by Customer. The Parties shall seek to resolve any such Disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 16.17. Notwithstanding anything to the contrary, Customer shall continue performing its obligations under this Agreement during any such Dispute, including Customer’s obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.
5.5Taxes.
(a)Notwithstanding anything to the contrary herein, each Party shall solely bear and pay all taxes imposed on such Party’s net income or gain (in each case, however denominated) arising directly or indirectly from the activities of the Parties under this Agreement. Each Party shall comply with Applicable Laws and regulations regarding filing and reporting for income tax purposes.
(b)It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. In the event any payments made by a Party pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, such Party (and its representatives) shall deduct and withhold the amount of such taxes for the account of the other Party to the extent required by Applicable Law and such amounts payable to the other Party shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to the other Party in accordance with this Agreement. To the extent that a Party, subject to Applicable Law, is required to deduct and withhold taxes on any payments made under this Agreement, such Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other documents evidencing payment of such withholding. Each Party shall provide any tax forms to the other Party that may be reasonably necessary in order for the other Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
(c) The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-9 or an IRS Form W-8BEN-E, reasonably requested by the other Party in connection with any payment made under this Agreement.
6.Term.
6.1Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of [***] ([***]) years, unless it is earlier terminated pursuant to the terms of this Agreement or Applicable Law, the Agreement is replaced by another agreement, or extended by mutual written agreement (the “Initial Term”); provided, however, that as long as any Purchase Order is not completed in accordance with its terms and is not as otherwise terminated or replaced explicitly, the terms of this Agreement shall remain in effect with respect to such Purchase Order.
6.2Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive [***] ([***]) year terms unless either Party provides written Notice of non-renewal at least [***] ([***]) months prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated with [***] ([***]) months’ prior written notice pursuant to the terms of this Agreement or Applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 6.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.
6.3Manufacturer’s Right to Terminate. Manufacturer may terminate this Agreement, by providing written Notice to Customer:
(a)if Customer is in material breach of this Agreement, and the breach is not cured by Customer within [***] calendar days after Customer’s receipt of written Notice of such breach; or
(b)if Customer (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.
Any termination under this Section 6.3 will be effective on Customer’s receipt of Manufacturer’s written Notice of termination or such later date (if any) set forth in such Notice.
6.4Customer’s Right to Terminate. Customer may terminate this Agreement, by providing written Notice to Manufacturer:
(a)if Manufacturer is in material breach of this Agreement and the breach is not cured by Manufacturer within [***] ([***]) days after Manufacturer’s receipt of written Notice of such breach; provided, however, that if such breach or default, by its nature, cannot be cured within such [***] ([***]) days period, and Manufacturer commences and diligently pursues a plan to cure such material breach or default and provides Customer within such [***] ([***]) days period with a written plan to cure such material breach or default including the date of completion, which plan and completion date are agreed upon in writing by Customer, then Customer shall not terminate this Agreement unless such material breach or default remains uncured following the agreed completion date;
(b)if Manufacturer (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or
(c)upon [***] ([***]) calendar days written notice in the event that any Governmental Authority takes any action, or raises any objection, in either case that is not attributable to any action or omission by Customer and that prevents Customer from importing, exporting, purchasing or selling such Product for a period of [***]; provided, however, that if such Governmental Authority action or objection specifically relates to Manufacturer’s performance hereunder, prior to any such termination, Manufacturer shall have the right to address such action or objection, and in Customer’s sole judgement, Customer may terminate this Agreement or consider not terminating;
(d)upon [***] ([***]) days’ prior written notice to Manufacturer.
6.5Effect of Expiration or Termination.
(a)Customer’s sole obligation upon termination shall be to pay Manufacturer any payments due and owing hereunder, for Products requested by Customer and manufactured by Manufacturer or service rendered by Manufacturer in accordance with this Agreement up to the date of termination. Manufacturer shall not be entitled to any prospective profits or damages because of Customer’s termination of this Agreement. Manufacturer shall make all commercially reasonable efforts to minimize the cost attributable to such termination.

(b)Expiration or termination of the Term will not affect the following rights or obligations of the Parties, nor shall it prejudice any other remedies that the Parties may have under this Agreement:
(i)come into effect upon or prior to termination or expiration of this Agreement.
7.Certain Obligations of the Parties.
7.1Joint Steering Committee. A Joint Steering Committee shall be formed within [***]. The Joint Steering Committee may meet quarterly to review performance. To the extent that there are any performance issues, escalation will be made to an Executive Steering Committee comprised of, at a minimum, respective Head of Operations and Heads of Quality for both Parties.
7.2Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Customer or Manufacturer nor any Personnel of either shall:
(a)make any representations, warranties, guarantees, indemnities, similar claims or other commitments:
(i)actually, apparently or ostensibly on behalf of the other Party, or
(ii)to any customer or other Person with respect to the Products, which are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims or other commitments in this Agreement or any written documentation provided by either Party to the other.
7.3Credit Risk on Resale of the Products to Customers. Customer shall be solely responsible for all credit risks with respect to, and for collecting payment for, all products (including Products) sold to its customers or other third parties, whether or not Customer has made full payment to Manufacturer for such products. The inability of Customer to collect the purchase price for any product sold to its customers shall not affect Customer’s obligation to pay Manufacturer for any Products.
7.4Non-Solicitation. During the Term of the Agreement and for a period of [***] thereafter, neither Party shall hire any employee, contract employee, or agent of the other Party or its Affiliates without the prior written approval of the other Party. Notwithstanding the foregoing, general employment advertisements and other similar employment solicitations that are not targeted at employees, contract employees or agents of the other Party or any of its Affiliates shall not be deemed as in breach of this Section 7.4.
8.Compliance with Laws. Each Party shall at all times comply with all Laws applicable to this Agreement, each respective Party’s performance of their obligations hereunder and each Party’s use or sale of the Products. Without limiting the generality of the foregoing, each Party shall (a) at their own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the purchase, use or resale of the Products, and (b)

not engage in any activity or transaction involving the Products, by way of resale, lease, shipment, use or otherwise, that violates any Law.
9.Representations and Warranties; Recall.
9.1Manufacturer’s Representations and Warranties. Manufacturer represents and warrants to Customer that:
(a)it is a corporation duly organized, validly existing and in good standing under the Ontario Laws;
(b)it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;
(c)it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(d)the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Manufacturer, have been duly authorized by all necessary corporate action on the part of Manufacturer to legally bind Manufacturer to the terms set forth herein;
(e)all of the work it will perform and the Products it will create will be in full compliance with all Applicable Laws, cGMPs, and the Specifications;
(f)work performed hereunder will be performed with the requisite skill, attention, and workmanlike conduct expected of a professional pharmaceutical company currently working in the industry;
(g)neither Manufacturer nor its Representatives or employees involved with service performance have been debarred pursuant to the FFDCA, as amended, or supplemented from time to time;
(h)the execution and delivery by Manufacturer of this Agreement requires no governmental or regulatory approvals to be obtained on the part of Manufacturer, or, if required, Manufacturer has obtained such approvals;
(i)it has no other commitments of its resources that will interfere with its ability to fulfill its obligations under this Agreement, provided however, unforeseen production delays with other Customer programs that precede Customer’s production in the same equipment lines may impact timelines, and Manufacturer will use commercially reasonable efforts to mitigate or avoid such delays;
(j)the execution, delivery and performance of this Agreement by Manufacturer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Manufacturer’s organizational documents (including its organizational and governing documents) or any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound, (ii) any Applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Manufacturer Contract;

(k)it conducts its businesses in compliance in all material respects with the US Foreign Corrupt Practices Act, as amended, the UK Bribery Act, and other similar anti-corruption legislation in other jurisdictions;
(l)it has not made, offered or solicited and will not make, offer or solicit any remuneration, kickbacks, or anything else of value to any person or entity in violation of the federal Anti-Kickback Statute (42 U.S.C. § 1320-a7b(b)) or any applicable state anti-kickback statutes;
(m)to Manufacturer’s best knowledge, and as of the Effective Date, the manufacturing process owned by Manufacturer does not infringe or misappropriate any intellectual property owned by any third party, and Manufacturer has not received any notice from a third party in respect of any such claim of infringement or alleged infringement. Manufacturer covenants that should Manufacturer or any person employed by Manufacturer be convicted in the future, of any act for which a person can be debarred as described under the FFDCA, Manufacturer shall immediately notify Customer of such conviction; and it can safely manufacture the Product requested by the Customer in accordance with the agreed Product Specifications, cGMP (if applicable), and Applicable Laws, at its Mississauga, Canada facility, which is a facility inspected and approved by the FDA.
9.2Customer’s Representations and Warranties. Customer represents and warrants to Manufacturer that:
(a)it is a corporation, duly organized, validly existing and in good standing under the laws of Delaware;
(b)it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;
(c)it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(d)the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Customer, have been duly authorized by all necessary corporate action on the part of Customer;
(e)the execution, delivery and performance of this Agreement by Customer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Customer’s organizational documents (including its organizational and governing documents), (ii) any Applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Customer Contract;
(f)this Agreement has been executed and delivered by Customer and (assuming due authorization, execution and delivery by Manufacturer) constitutes the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms;
(g)it is in compliance with all Applicable Laws and Customer Contracts relating to this Agreement, the Products and the operation of its business;

(h)it has obtained all licenses, authorizations, approvals, consents or permits required by Applicable Laws to conduct its business generally and to perform its obligations under this Agreement;
(i)the Specifications for each of the Products are its property and that Customer may lawfully disclose the Specifications to Manufacturer;
(j)any Trademarks utilized in connection with any of the Products are its property and may be lawfully used as directed by Customer;
(k)the Specifications for the Products conform to all Applicable Laws and regulations, and that the Products if labelled and formulated in accordance with the Specifications and manufactured in compliance with applicable CGMPs and the Specifications may be lawfully sold and distributed in every jurisdiction in which Customer markets such Products;
(l)all Customer Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;
(m)the content of all artwork and labeling provided by or on behalf of Customer shall comply with all Applicable Laws;
(n)all Products delivered to Customer by Manufacturer shall be held, used and disposed of by or on behalf of Customer in accordance with Applicable Laws, and Customer will otherwise comply with Applicable Laws relating to Customer’s performance under this Agreement;
(o)Customer will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or if Customer does not hold all necessary regulatory approvals to market and sell the Product; and
(p)to Customer’s best knowledge, and as of the Effective Date, there are (i) no Patents or any other rights owned by a third party related to the Customer Intellectual Property Rights (including all applicable copyrights, trademarks, trade secrets, patents, inventions and developments) licensed to Manufacturer used to manufacture Product that would be infringed or misused by performance under this Agreement and (ii) no trade secret or other proprietary right of a third party related to the Customer’s Intellectual Property Rights used to manufacture Product that would be infringed or misused by performance under this Agreement.
9.3Limited Product Warranty. Subject to the provisions of Section 10, Manufacturer warrants to Customer (the “Product Warranty”) that:
(a)All Products delivered by Manufacturer shall have been manufactured by Manufacturer in compliance with applicable FDA regulations and cGMP as that term is defined under the FFDCA;

(b)for a period of [***] ([***]) years from the Product manufacture date (the “Warranty Period”), each Product will materially conform to the Specifications set forth in Schedule 2 and will be free from defects in material and workmanship; and
(c)Customer will receive good and valid title to all Products, free and clear of all encumbrances and liens of any kind.
9.4DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.2 AND THE PRODUCT WARRANTY SET FORTH IN SECTION 9.3, (A) NEITHER MANUFACTURER NOR ANY PERSON ON MANUFACTURER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OR PERFORMANCE OF GOODS OR PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) CUSTOMER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY MANUFACTURER, OR ANY OTHER PERSON ON MANUFACTURER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 9.1, 9.2 AND 9.3 OF THIS AGREEMENT.
9.5Recall of Products. If either Party, in good faith, determines that a Recall of one or more Products or its labeling may be warranted, such Party shall immediately notify the other Party in writing and shall advise such other Party of the reasons underlying its determination that a Recall may be warranted. The Parties shall consult with each other as to any action to be taken regarding such Recall. Notwithstanding the foregoing, Customer shall have the right to Recall one or more Products or its labeling at any time at its own costs and expenses.
10.Indemnification.
10.1Indemnification of Manufacturer. Customer shall indemnify, defend and hold Manufacturer, each Affiliate of Manufacturer and the officers, directors and employees thereof (each a “Manufacturer Indemnified Party”) harmless from and against any and all damages, claims, costs and expenses (“Losses”) that are incurred by any Manufacturer Indemnified Party as a result of third party claims or Actions brought or made against it arising out of or resulting from:
(a)the breach of this Agreement by Customer;
(b)the negligence or willful misconduct of Customer, its Affiliates, officers, directors and employees thereof;
(c)any bodily injury, property damage or death resulting from any Customer Materials or any Products manufactured and supplied under this Agreement including product liability claims, except to the extent such Losses are attributable to Manufacturer’s improper testing, storage or handling of Customer Materials or manufacturing of Products;

(d)the sale or distribution of the Products or their use; or
(e)any claim of infringement or alleged infringement of Intellectual Property Rights of any third party relating to the Customer Intellectual Property Rights licensed hereunder used to any Products manufactured and supplied hereunder or Manufacturer’s use of any Customer Intellectual Property Rights licensed hereunder and any Products except, in each case, to the extent such Losses are attributable to the negligence or willful misconduct of any Manufacturer Indemnified Party, or to Manufacturer’s breach of this Agreement.
Notwithstanding anything to the contrary in this Agreement, this Section 10.1 does not apply to any claim (whether direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement, including Section 4.3, Section 4.5, and Section 9.4.
10.2Indemnification of Customer. Manufacturer shall indemnify, defend and hold Customer, each Affiliate of Customer and the officers, directors and employees thereof (each a “Customer Indemnified Party”) harmless from and against any and all Losses that are incurred by Customer as a result of a third party claim or Actions brought or made against it arising out of or resulting from:
(a)the breach of this Agreement by Manufacturer;
(b)the negligence or willful misconduct of Manufacturer, its Affiliates, officers, directors and employees thereof except, in each case, to the extent such Losses are attributable to the negligence or willful misconduct of any Customer Indemnified Party, or to Customer’s breach of this Agreement; or
(c)any bodily injury, property damage or death resulting from any Manufacturer Materials or any Products manufactured and supplied under this Agreement including product liability claims, except to the extent such Losses are attributable to Customer.
10.3Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an indemnifying Party is not obligated to indemnify or defend (if applicable) an indemnified Party against any claim if such claim or corresponding Losses arise out of or result from the indemnified Party’s or its Personnel’s gross negligence or more culpable act or omission (including recklessness or willful misconduct).
10.4Procedure. To be eligible to be indemnified hereunder, the Party to be indemnified shall (a) provide written notice to the indemnifying Party of any third party claim within [***] ([***]) days after the indemnified Party has knowledge of such claim (except that failure to timely provide such notice will relieve the indemnifying Party of its obligations only to the extent the indemnifying Party is materially prejudiced as a direct result of such delay); (b) give the indemnifying Party sole control over the defense thereof and any related settlement negotiations; and (c) cooperate and, at the indemnifying Party’s request and expense, assisting in such defense. Notwithstanding the foregoing, the indemnified Party may participate at its own expense in the defense and any settlement discussions, and will have the right to approve any settlement agreement that involves an admission of fault by the indemnified Party or imposes non-monetary obligations on the indemnified Party; provided, however, that such approval will not be unreasonably conditioned, withheld, or delayed. The indemnified Party shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim that has been assumed by the indemnifying Party.
10.5For clarity purposes, Manufacturer shall not be responsible for any loss or damage to the Customer Materials except if and to the extent that such loss or damage was due to negligence or willful misconduct by Manufacturer in the storage or handling of the Customer Materials on its premises. Where the Manufacturer is responsible for such loss or damage, its liability is limited to the cost of such lost or damaged Customer Materials.
10.6Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by the indemnified Party in connection with enforcement of Article 10 shall also be reimbursed by the indemnifying Party.
11.Limitation of Liability.
11.1NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE 13 (CONFIDENTIALITY), OR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10, OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ITS/THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.
11.2MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR (I) OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, (II) WITH RESPECT TO A BREACH OF ARTICLE 13 (CONFIDENTIALITY), (III) WITH RESPECT TO A BREACH OF ARTICLE 12 (INTELLECTUAL PROPERTY RIGHTS), AND (IV) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED [***] ($[***]) USD.
12.Intellectual Property Rights.
12.1License. Customer hereby grants to Manufacturer, for the Term of this Agreement, an irrevocable royalty-free, non-assignable, non-exclusive, non-transferable, non-sublicensable right and license under any Customer Intellectual Property Rights (including, but not limited to, Customer’s Background Intellectual Property Right and Customer New IP) that would necessarily be infringed by such Manufacturer’s manufacture and supply of the applicable Product under the terms set forth in this Agreement, solely to manufacture and supply such Product for Customer under the terms set forth under this Agreement. Manufacturer hereby grants to Customer an irrevocable, royalty-free, non-assignable except pursuant to Section 16.12, non-exclusive, non-transferable except pursuant to Section 16.12, sublicensable (subject to Manufacturer’s prior written approval) right and license under any Manufacturer Intellectual Property Right necessary for Customer or its Affiliates or Regulatory Authorities to access or utilize the Product, including to develop, manufacture and commercialize finished products incorporating, comprising or otherwise exploiting the Product subject to and conditioned upon the terms and conditions of this Agreement.
12.2Ownership.
(a)Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party.
(b)Manufacturer acknowledges that, as between the Parties, all right, title and interest in and to all Customer’s Background Intellectual Property Right and embodiments thereof or any Customer Intellectual Property Rights developed or acquired by Customer after the Effective Date, including any of the rights licensed pursuant to this Section 12.2, are and shall remain Customer Intellectual Property Rights owned by Customer, its Affiliates or by its or their respective third-party licensors. Customer hereby reserves all rights in and to any and all Customer Intellectual Property Rights except to the extent expressly licensed to Manufacturer pursuant to Section 12.1. All goodwill arising from Manufacturer’s exercise of the license to Customer’s Trademarks set forth in Section 12 shall inure to the benefit of Customer;
(c)Customer acknowledges that, as between the Parties, all right, title and interest in and to all Manufacturer’s Background Intellectual Property Right and embodiments thereof or any and all inventions, improvements, and/or Intellectual Property Rights developed, conceived, reduced to practice, made or acquired by Manufacturer or any of its Affiliates, employees or agents (whether solely or jointly or jointly with others) in the course of performance under this Agreement, which relate generally to manufacturing processes and which do not incorporate or rely on any Confidential Information of Customer or Customer Materials (for clarity purposes, excluding Customer New IP) are and shall remain Manufacturer’s Intellectual Property Rights owned by Manufacturer, its Affiliates or by its or their respective third-party licensors. To the extent that Customer retains any interest in such Manufacturer’s Intellectual Property Right, and subject to the license grant set forth in Section 12.1, Customer hereby assigns to Manufacturer all of Customer's right, title and interest in or to such Manufacturer’s Intellectual Property Right.
(d)Subject to Section 12.2(c), Customer shall exclusively own all right, title, and interest in and to any and all inventions, improvements, and/or Intellectual Property Rights that Customer or Manufacturer or any of its Affiliates, employees or agents (whether solely or jointly or jointly with others) develops, conceives, invents, first reduces to practice or otherwise makes in the course of performance under this Agreement, including any that relate to the Product or to any portion of Customer’s pipeline of pharmaceutical products, but excluding any Manufacturer’s Intellectual Property Rights (collectively, “Customer New IP”). Manufacturer shall, and hereby does assign to Customer all of Manufacturer’s right, title and interest in and to such Customer New IP without additional compensation to Manufacturer. Manufacturer shall promptly disclose to Customer in writing all Customer New IP. Manufacturer shall execute, and shall require its Personnel as well as its Affiliates, or other contractors or agents and their Personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm Customer’s ownership of Customer New IP, and any documents required to apply for, maintain and enforce any Patent or other right in the Customer New IP. Manufacturer agrees that such Customer New IP is commercially valuable to Customer and Manufacturer agrees not to disclose such Customer New IP to any third party without Customer’s prior written consent.
12.3Further Assurances. Manufacturer agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, and consultants to take such necessary and proper acts, to effectuate the ownership provisions set forth in this Section 12.
13.Confidentiality.
13.1Scope of Confidential Information. From time to time during the Term, either Party or any of its Affiliates or representatives (as the “Disclosing Party”) may disclose or make available to the other Party or any of its Affiliates or representatives (as the “Receiving Party”) information and data, about its business affairs, goods and services, Forecasts, confidential information and materials comprising or relating to Intellectual Property Rights, Trade Secrets, third party confidential information and other sensitive or proprietary information, the Customer Materials, as well as the terms and provisions of this Agreement, whether orally or in written, electronic or other forms including all notes, books, papers, diagrams, documents, reports, e-mail, memoranda, visual observations and all other data or information in whatever form, and whether or not marked, designated or otherwise identified as “confidential”, including those made prior to the Effective Date of this Agreement. (collectively, “Confidential Information”). Confidential Information does not include information that, to the extent the Receiving Party can demonstrate by competent evidence that such information, at the time of disclosure:
(a)is (at the time of disclosure by the Disclosing Party) or becomes (after the time of such disclosure by the Disclosing Party) generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives, or any Recipient to whom the Receiving Party disclosed such information, of its confidentiality obligations to the Receiving Party;
(b)is or becomes available to the Receiving Party on a non-confidential basis from a third party source, provided that such third party is not and was not, to the actual knowledge of the Receiving Party, prohibited from disclosing such Confidential Information without breaching any confidentiality obligation to the Disclosing Party;
(c)was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party, as evidenced by its written records;
(d)was or is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information;

(e)is submitted by the Receiving Party to a Governmental Authority to facilitate the issuance or maintenance of marketing approvals for any Product, provided that reasonable measures shall have been taken to ensure confidential treatment of such Confidential Information;
(f)is of Manufacturer’s that is provided to third parties by Customer under appropriate terms and conditions, including confidentiality provisions substantially equivalent to those contained in this Section 13, for consulting, clinical and marketing purposes; or
(g)is required to be disclosed pursuant to Applicable Law or an order of a Governmental Authority; provided that the Receiving Party: (i) provides the Disclosing Party with prompt written notice of such disclosure requirement if legally permitted, (ii) affords the Disclosing Party an opportunity, and cooperates with the Disclosing Party’s efforts, to oppose or limit, or secure confidential treatment for such required disclosure (at the Disclosing Party’s expense) by at least providing the Disclosing Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon, and (iii) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.
13.2Protection of Confidential Information. The Receiving Party shall:
(a)protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information against unauthorized use and disclosure to third parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;
(b)not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and
(c)not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives, Affiliates, and their respective directors, officers, employees, subcontractors, sublicensees, consultants, and attorneys, accountants, banks and investors (collectively, “Recipients”) who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement and who are bound by the confidentiality obligations set forth in this Agreement or are bound in writing by obligations of confidentiality at least as protective of such Confidential Information as those set forth in this Agreement.
The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Recipients. Except as expressly set forth under this Agreement, the Receiving Party shall immediately advise the Disclosing Party of any disclosure, loss, or use of Confidential Information of the Disclosing Party in violation of this Agreement.3
13.3Protection of Nondisclosure of Terms. Each Party agrees not to issue any press releases, reports, or other statements in connection with this Agreement intended for use in the public or private media or otherwise disclose the terms of this Agreement to any third party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors and others on a need to know basis in each case consistent with customary practice under circumstances that protect the confidentiality thereof. Notwithstanding the foregoing, each Party may make announcements concerning the subject matter of this Agreement if required by Applicable Law or any securities exchange or Governmental Authority or any tax authority to which any Party is subject or submits, in which case the Party making such announcement shall provide the other Party with a copy of such announcement at least [***] ([***]) Business Days prior to issuance, to the extent practicable under the circumstances, and shall only disclose information required by Applicable Law or such exchange or authority. Additionally, and notwithstanding anything to the contrary contained herein, Customer may disclose this Agreement as required by and/or in order to comply with the requirements of the US Securities and Exchange Commission or any other agency governing publicly traded companies, including in connection with Customer’s public filings; and Manufacturer’s Affiliates may disclose this Agreement as required by and/or in order to comply with the requirements of the Taiwan Stock Exchange and/or Taipei Exchange or any other agency governing publicly traded companies, including in connection with the public filings or public announcement of Manufacturer’s Affiliates.
13.4Effect of Termination. Upon the Disclosing Party’s request and upon any termination or expiration of this Agreement, the Receiving Party will promptly return to the Disclosing Party or, if so directed by the Disclosing Party, destroy all tangible embodiments of the Disclosing Party Confidential Information (in every form and medium). Notwithstanding the foregoing and subject to a continuing obligation of confidentiality as provided herein, (a) the Receiving Party may retain a single copy of Confidential Information in the files of its legal counsel for the sole purpose of proving what was disclosed, (b) the Receiving Party is not required to return or destroy any Confidential Information if doing so would violate (or result in the violation of) any Law, (a) the Receiving Party shall not be required to expunge any minutes or written consents of its board of directors (or equivalent governance body), and (d) to the extent that the Receiving Party’s computer back-up or archiving procedures create copies of Confidential Information, the Receiving Party may retain such copies for the period it normally archives backed-up computer records, so long as such copies are not readily accessible and are not used or consulted for any purpose other than disaster recovery. Confidential Information disclosed by the Disclosing Party under this Agreement shall, in all respects, remain the sole property of the Disclosing Party and nothing contained herein shall be construed as granting or conferring to the Receiving Party any license, interest, ownership rights or Intellectual Property Rights in such Confidential Information.
13.5Right to Injunctive Relief. Each Party agrees that breaches of this Article 13 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), to the right to seek temporary, preliminary and permanent injunctive relief, without the posting of any bond or other security, enjoining such action, and/or specific performance to enforce the terms, or prevent or remedy the violation of this Section 13. This provision shall not constitute a waiver by any party of any rights to damages or other remedies which it may have pursuant to this Agreement.

13.6Ongoing Obligation for Confidentiality. The Parties’ obligations of confidentiality, non-use and non-disclosure under this Section 13 shall survive any expiration or termination of this Agreement for [***].
14.Tooling. All Tooling used to manufacture the Products is owned by Manufacturer (“Manufacturer Tooling”). Customer has no right, title, or interest in or to any of the Manufacturer Tooling. Notwithstanding the foregoing, Customer will cover the cost of any other Purchase Order specific equipment, such as Tooling, machinery and or change parts required for the product. Customer retains all right, title and interest in and to the Purchase Order specific equipment, which shall be returned to Customer upon termination or expiration of this Agreement.
15.Insurance. During the Term, each Party shall, at its own expense, maintain or shall cause its Affiliates conducting activities under this Agreement to maintain, and carry in full force and effect comprehensive general liability and umbrella in amounts reasonably sufficient to meet such party’s indemnification obligations under this Agreement, of which the combined aggregate limit of general liability and umbrella per year shall in not event be less than [***] US Dollars ($[***] USD) and no less than [***] US Dollars ($[***] USD) per occurrence, and upon the other Party’s reasonable request, at the execution of this Agreement, shall provide the other Party with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance shall name the other Party as an additional insured. Each Party shall use its reasonable commercial efforts to cause its insurer of such policy to provide the other Party with [***] ([***]) days’ advance written notice in the event of a cancellation, non-renewal, or material change in such insurance policy.4
16.Miscellaneous.
16.1Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.
16.2Relationship of the Parties. The relationship between Manufacturer and Customer is solely that of vendor and vendee, and are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.
16.3Entire Agreement. This Agreement, including and together with the Basic Purchase Order Terms and any related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
16.4Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid) or notice by facsimile or e-mail (with confirmation of transmission) and such Notice will satisfy the requirements of this Section 16.4. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Manufacturer:	7333 Mississauga Road Mississauga, ON
ONL5N 6L4 Canada
E-mail: [***]
Website: [***]
ATTN: [***]
Pharmaceutical Services

With a copy to:	Bora Pharmaceuticals Co. Ltd.
6F., No. 2, Aly. 36, Ln. 26, Ruiguang Rd.,
Neihu District, Taipei City, 114, Taiwan
Email: [***]
ATTN: [***]

Notice to Customer:	Arcutis Biotherapeutics, Inc.
3027 Townsgate Rd, Suite 300
Westlake Village, CA 91361
Email: [***]
ATTN: [***]

With a copy to:	Arcutis Biotherapeutics, Inc.
3027 Townsgate Rd, Suite 300
Westlake Village, CA 91361
Email: [***]
ATTN: [***]
16.5Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (B) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
16.6Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
16.7Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
16.8Amendment and Modification. No amendment to this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized Representative of each Party.
16.9Waiver.
(a)No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right.
(b)Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.
(c)None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:
(i)any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or
(ii)any act, omission or course of dealing between the Parties.
16.10Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Customer’s rights under Section

4.3, Section 4.5, Section 9.4 and each of the Parties’ rights under Section 10 are such Party’s exclusive remedies for the events specified therein.
16.11Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 13 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 16.11.
16.12Assignment. Neither Party can assign this Agreement, except to Affiliates or any entity acquiring all or substantially all of its business to which this Agreement relates, without the prior written consent of the other Party, which shall not be unreasonably withheld. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. Manufacturer may not subcontract any of services to be performed pursuant to this Agreement or any Purchase Order without prior written consent of Customer.
16.13Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.
16.14No Third Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
16.15Cyber Security. Manufacturer shall implement, maintain, and comply with comprehensive information and network security programs, practices, and procedures (collectively, “Data Security Program”) to safeguard any all information in its possession, custody or control that is: (i) related to the manufacturing or packaging the Products; (ii) related to the Products; (iii) Customer’s Confidential Information; and/or (iv) subject to any applicable data protection laws (collectively, “Protected Data”). Manufacturer shall ensure that the Data Security Program: (i) meets current industry standards; and (ii) complies with all applicable data protection laws. Manufacturer shall document its Data Security Program in written form and shall make appropriate documentation of its Data Security Program available to Customer for review upon Customer’s request, upon no less than [***] ([***]) business days’ advanced written notice. Manufacturer shall provide to Customer upon request any current audit reports (if any). Manufacturer shall keep its Data Security Program current and up-to-date to improve the security of the Data Security Program, but in no event render the Data Security Program less comprehensive, secure, or robust. Manufacturer shall notify Customer of any accidental or unlawful destruction, loss, alteration, unauthorized disclosure of or access to Protected Data (“Breach”) within [***] ([***]) hours of becoming aware of such Breach. Manufacturer shall provide Customer with the name and contact information for an employee of Manufacturer who shall serve as Customer’s primary security contact and shall be available to assist Customer twenty-four (24) hours per day, seven (7) days per week as a contact in resolving obligations associated with any Breach. Manufacturer shall make available to Customer all information necessary to demonstrate compliance with its obligations set forth in this Section 16.15 and allow for and contribute to audits, including remote inspections, conducted by Customer or another auditor mandated by Customer. If Manufacturer subcontracts to a third party any services to be performed pursuant to this Agreement or any Purchase Order, Manufacturer shall (i) disclose to such third party only the minimum Protected Data required to provide the services; and (ii) require such third party to execute a written agreement to adhere to obligations no less restrictive than those imposed on Manufacturer in this Section 16.15. Manufacturer acknowledges that it shall remain fully liable to Customer for the performance of such third party’s obligations under this Section 16.15.
16.16Health, Safety, and Environment.
(a)Health, Safety, Hazard, and Security Rules. Manufacturer shall ensure that it and its employees are aware of and comply with appropriate health, safety and security rules at the Manufacturer's site and any relevant Customer site. Manufacturer shall ensure that procedures are in place to assess and manage hazards in the workplace.
(b)Incident Reporting. Manufacturer shall immediately, as soon as it becomes aware, report to Customer in writing any of the following types of incident at the Manufacturer’s site where services are being performed under this Agreement:
(i)fatal workplace incidents or other serious occupational health and safety incidents or cases that cause bodily harm;
(ii)fire, flood, explosion, environmental incident or any similar serious event that compromises the facility; or
(iii)an event or occurrence which is reasonably likely to affect the provision of the Product or the performance of this Agreement
(c)Environmental Data. Manufacturer shall provide to Customer good quality environmental footprint data reasonably available to Manufacturer.
(d)Improvement Plan. If Manufacturer fails to meet or maintain the standards required by this section 16.16, Customer may request that the Parties agree on an improvement plan containing measures to be taken by Manufacturer to improve performance.
16.17Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the President of Manufacturer (or to such other person of equivalent or superior position designated by Manufacturer in a written Notice to

Customer) and the officer signing this Agreement on behalf of Customer (or to such other person of equivalent or superior position designated by Customer in a written Notice to Manufacturer), by delivery of written Notice (each, a “Dispute Notice”) from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within [***] ([***]) days after delivery of the applicable Dispute Notice, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 16.18 and Section 16.19 hereunder.
16.18Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Delaware, US, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware. The Parties agree that the United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement.
16.19Choice of Forum. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than the state and federal courts in Delaware, US. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in the state and federal courts in Delaware, US. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
16.20Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
16.21Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

16.22Force Majeure. Manufacturer shall not be liable or responsible to Customer, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, if such failure or delay is caused by or results from acts beyond Manufacturer’s control, including: (a) acts of nature; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) requirements of Law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority (whether or not having the effect of Law); (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) outbreak of pandemic; (i) shortages of or delays in receiving Manufacturer’s Materials; or (j) shortage of adequate power or transportation facilities (each, a “Force Majeure Event”).
16.23No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party shall either:
(a)make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the other Party or its business unless:
(i)it has received the express written consent of the other party, or
(ii)it is required to do so by Law.
(b)use the other Party’s Trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.
[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Bora Pharmaceuticals Services Inc.

By:	/s/ Bobby Sheng

Name:	Bobby Sheng
Title:	CEO

Arcutis Biotherapeutics, Inc.

By:	/s/ Frank Watanabe

Name:	Frank Watanabe
Title:	President & CEO

Schedule 1
API
[***]

Schedule 2
PRODUCT & SPECIFICATIONS
[***]

Schedule 3
FEES
[***]